HYNES & HOWES INSURANCE COUNSELORS, INC.
                          Notes to Financial Statements
                           September 30, 1996 and 1995


Note 15. Contingent Liability for Recission of Capital Stock Sales:

         Since its inception, the Company has issued and sold 11,222,699 shares of its common stock. Although most of these shares were registered with the State of Iowa, none of these shares were registered for sale under the federal securities law. These shares were issued and sold in reliance either upon the exemption provided in Section 4 (2) or Section 3 (a) (11) of the Securities Act of 1933.

         The Company feels that any possible shares and federal contingent liabilities that may have existed because of the issuance of securities which may not have been exempt from registration under the Securities Act of 1933 and unless the subject of an e xisting legal proceeding filed appropriately may now be extinguished as a result of the new Iowa Uniform Securities Act which became effective on January 1, 1976 under
         Section 613 of that Act, liability must now be ascertained by looking to the statute in effect at the time that the stock issue was sold.
         The two year statute of limitations in effect on January 14, 1973, at the time of the closing of the issue, has run as have the other applicable federal statutes of limitation. As a result, wit h the exeption of the Federal and State Tolling Doctrines, possible contingent liabilities may no longer exist.

Note 16. Contingent Liability on Pending Litigation:

         On November 2, 1973, in U. S. District Court a Final Judgment of permanent Injuction was brought against the Company because of complaint filed by the Securities and Exchange Commission. The Injunction enjoins the Company from failing to file timely and proper reports as required by Section 12 (a) of the Securities Exchange Act of 1934. The Company is currently complying with filing requirements, however, it may be subject to subsequent court action and potential fine if there are future filing deficiencies.

Note 17: Conflicts of Interest:

         There were directors, officers, and stockholders of Hynes & Howes Insurance Counselors, Inc. who had investment interest in other affiliated companies. These affiliated companies provided services to each other, they also used common management and provided financial assistance as needed. Consequently, potential conflicts of interest exist and may result in either a benefit or a detriment to the operations of the Company.